Exhibit 5.4

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel:  +353 1 649 2000    Fax:  +353 1 649 2649    email:  info@algoodbody.ie    website:  www.algoodbody.ie    dx:  29 Dublin

our ref | PW2/JOR 01363260 your ref | date | 3 June 2009

WPP Air 1 Limited

6 Ely Place

Dublin 2

Ireland

(the Company)

Dear Sirs,

We have acted on behalf of the Company in connection with the issue by WPP Finance (UK) (the Issuer) of an indeterminate amount of debt securities from time to time at indeterminate prices (the Notes) fully and unconditionally guaranteed by the Company, amongst others, (the Notes) and the registration of the Notes under the U.S. Securities Act of 1933 as amended (the Securities Act). The Notes will be fully and unconditionally guaranteed by the Company, amongst others, pursuant to guarantees (the Guarantees, together with the Notes, the Securities) (the Transaction).

1.	We have examined facsimile copies of:

	1.1.	a form of indenture set out in Exhibit 4.1 of the Registration Statement (as defined below) to be made between the Company, the Issuer, WPP plc, WPP 2005 Limited and WPP 2008 Limited (the Other Guarantors) and Wilmington Trust (the Trustee) (the Indenture);

	1.2.	a corporate certificate (the Certificate) of the Company dated 3 June 2009 attaching:

		1.2.1.	copies of the certificate of incorporation and memorandum and articles of association of the Company;

		1.2.2.	copies of the minutes of meetings of the board of directors of the Company held on 26 May 2009; and

		1.2.3.	copies of powers of attorney of the Company dated 26 May 2009.

(together, the Corporate Documents)

	1.3.	a registration statement in respect of the Securities (the Registration Statement);

	1.4.	a prospectus in respect of the Securities (the Prospectus);

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

(the Indenture, the Registration Statement, the Prospectus, together the Agreements)

Terms defined in the Agreements have the same meaning in this opinion letter.

Dublin    Belfast    London    Boston    New York

S.C. Hamilton	J.H. Hickson	J.G. Grennan	S.M. Doggett	S. O’Riordan	K.P. Allen	N. O’Sullivan	S. O’Croinin	M.F. Barr	A. Roberts	D. Main
R.B. Buckley	M.F. O’Gorman	I.B. Moore	B. McDermott	M.P. McKenna	E.A. Roberts	M.J. Ward	D.R. Baxter	A.J. Quinn	C. Widger	J. Cahir
M.T. Beresford	C.E. Gill	J. Coman	C. Duffy	K.A. Feeney	D. Glynn	A.C. Burke	A. McCarthy	M.L. Stack	M. Dale
P.M. Law	J.A. O’Farrell	P.D. White	D. Solan	M. Sherlock	C. Rogers	J. Given	J.F. Whelan	B. Walsh	N. Coyne
S.W. Haughey	E.M. Fitzgerald	V.J. Power	E.M. Brady	E.P. Conlon	G. O’Toole	D. Widger	D.R. Conlon	A.M. Curran	C. McCourt
P.J. Carroll	B.M. Cotter	L.A. Kennedy	P.V. Maher	E. MacNeill	J.N. Kelly	C. Christle	J.B. Somerville	P.D. Walker	R.M. Moore

Consultants:    J.R. Osborne    T.V. O’Connor    Professor J.C.W. Wylie    A.F. Browne    P.J.F. Taylor    M.A. Greene    C.M. Preston A.V. Fanagan

2.	For the purpose of giving this opinion we have assumed:

	2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

	2.2.	that the copies produced to us of minutes of meetings and/or resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

	2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

	2.4.	that the memorandum and articles of association of the Company are correct and up to date;

	2.5.	the accuracy and completeness as to factual matters of the representations and warranties of the parties contained in the Agreements and the accuracy of all certificates provided to us by the Company;

	2.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Agreements;

	2.7.	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

	2.8.	the accuracy and completeness of all information appearing on public records;

	2.9.	that the Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction;

	2.10.	that the use of funds provided by the holders of Securities under the Agreements was not directly or indirectly used to finance a purchase, or subscription made or to be made, by any person for any shares in the Company, or where the Company is a subsidiary, in its holding company.

	2.11.	that the Company is a wholly owned subsidiary of WPP plc;

	2.12.	that the Company’s principal purpose is not the issuance of guarantees, indemnities or other contracts of suretyship and it will not receive a fee for providing the Guarantees;

	2.13.	all parties to the Agreements (other than the Company) have the capacity, power and authority to enter into the Agreements and to perform the terms of the Agreements and the obligations under each Agreement of each such party to it are legally valid and binding on that party; and

	2.14.	that the Indenture will be executed in the form examined by us and the Guarantees contained in the Indenture will remain in the same form, to the extent the form of the Guarantees is amended or varied any changes will be of a de minimis nature and will not affect any of the obligations of the Company the subject of this opinion.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification, the other qualifications and assumptions set out herein, we are of the opinion that:

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	3.1.	the giving of the Guarantees has been duly authorised and, so far as Irish law is concerned, when the Registration Statement has become effective under the Securities Act and the Indenture containing the Guarantees has been duly executed in accordance with the terms of the Indenture, there is no reason, so far as Irish law is concerned, why the obligations assumed by the Guarantor under the Guarantees should not constitute the legal, valid, binding and enforceable obligations of the Guarantor.

Nothing in this opinion shall be taken as implying that an Irish court would exercise jurisdiction in any proceedings relating to the Agreements or accordingly that any remedy would be available in Ireland for the enforcement of obligations arising under the Agreements.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

	4.1.	as used in this opinion, the term enforceable means that each obligation or document is of a type and form enforced by the Irish courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the Irish courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of the fact that claims may be time-barred or subject to defences of set-off or counterclaim, and other principles of law and equity of general application and all applicable limitations resulting from the laws of bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction, public policy, examination, receivership, court scheme of arrangement or similar laws and general principles of law affecting the rights of creditors generally;

	4.2.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

	4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

	4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

	4.5.	additional interest imposed by any clause of any Agreements might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreements but could restrict the amount recoverable by way of interest under such Agreements;

	4.6.	claims may be or become subject to defences of set-off or counter-claim;

	4.7.	an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice;

4.8.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.9.	a waiver of all defences to any proceedings may not be enforceable;
4.10.

provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.11.	an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Company will pay legal expenses and costs in respect of any action before the Irish courts; and

4.12.	we express no opinion on any taxation matters or the contractual terms of the relevant documents other than by reference to the legal character thereof.

This opinion is addressed only to WPP Air 1 Limited and may be relied upon only by the WPP Air 1 Limited for its sole benefit in connection with the Transaction and may not be relied on by any assignees of any such persons or any other person.

We consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference under the caption ‘Validity of Securities’ in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is given on the basis of Irish law in force and applied by Irish courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in Irish law or its application after the date of this opinion.

Yours faithfully

/s/ A&L Goodbody

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